Exhibit 10.3
AMENDMENT NUMBER TEN
TO THE
L3HARRIS RETIREMENT SAVINGS PLAN

WHEREAS, L3Harris Technologies, Inc., a Delaware corporation (“L3Harris”), heretofore has adopted and maintains the L3Harris Retirement Savings Plan, as amended and restated effective January 1, 2021 (the "Plan");

WHEREAS, pursuant to Section 17.1 of the Plan, the Employee Benefits Committee of L3Harris (the “Committee”) has the authority to amend the Plan;

WHEREAS, pursuant to Section 13.3 of the Plan, the Committee has delegated certain of such amendment authority to the head of global benefits of L3Harris (currently, the Senior Director, Global Benefits) (the “Head of Global Benefits”);

WHEREAS, L3Harris has entered into a Sale Agreement with EMCORE Corporation and its wholly-owned subsidiary, Ringo Acquisition Sub, Inc. (collectively, “Purchaser”) dated as of February 14, 2022 pursuant to which L3Harris and its subsidiary will sell to Purchaser L3Harris’ Space & Navigation business operated previously within the Precision Engagement Systems sector of its Aviation Systems segment and currently within the Defense Electronics Systems Division of its Advanced Development Group Sector of the Integrated Mission Systems segment (such agreement, as it may be amended from time to time, the “Sale Agreement”);

WHEREAS, as a result of such sale all “Transferred Employees” (for all purposes of this Amendment, as such term is defined in the Sale Agreement) will cease to participate in the Plan;

WHEREAS, the Sale Agreement provides that effective as of the “Closing Date” (for all purposes of this Amendment, as such term is defined in the Sale Agreement), each Transferred Employee shall become fully vested in his or her account balance in the Plan; and

WHEREAS, the Head of Global Benefits desires to amend the Plan to reflect the above-described term of the Sale Agreement.

NOW, THEREFORE, BE IT RESOLVED, that Schedule B of the Plan, Special Rules Applying to Divestiture Accounts and Divestiture Participants, is hereby amended, contingent upon the occurrence of the “Closing” (as such term is defined in the Sale Agreement) and effective as of the Closing Date, to add a new paragraph at the end thereof as follows:

14.    Divestiture of Space & Navigation Business

(a) In General. The Company has entered into a Sale Agreement with EMCORE Corporation and its wholly-owned subsidiary, Ringo Acquisition Sub, Inc., dated as of February 14, 2022 pursuant to which the Company and its subsidiary will sell the Company’s Space & Navigation business operated previously within the Precision Engagement Systems sector of its Aviation Systems segment and at the time of sale within the Defense Electronics Systems Division of its Advanced Development Group

Exhibit 10.3
Sector of the Integrated Mission Systems segment (such agreement, as it may be amended from time to time, the “Space & Navigation Sale Agreement”).
(b) Vesting. Notwithstanding any other provision in the Plan, effective as of the “Closing Date” (as such term is defined in the Space & Navigation Sale Agreement), the “Transferred Employees” (as such term is defined in the Space & Navigation Sale Agreement) shall be 100% vested in their Accounts under the Plan.
APPROVED by the HEAD OF GLOBAL BENEFITS on this 28th day of March, 2022.

                            /s/ Allison Oncel
Allison Oncel
Senior Director, Global Benefits